Exhibit 19.1

KRAKacquisition Corp

INSIDER TRADING POLICY

This Insider Trading Policy (“Policy”) applies to all directors, officers and employees of KRAKacquisition Corp and its subsidiaries (the “Company”) as well as any consultants and independent contractors who have access to material, nonpublic information relating to the Company or any Other Relevant Issuer (as defined herein). This Policy is designed to prevent insider trading or allegations of insider trading and to protect our reputation for integrity and ethical conduct. It is the policy of the Company to comply with all applicable securities laws when transacting in its own securities. The Company will not engage in transactions in respect of its securities when it is in possession of material, nonpublic information relating to the Company, other than in compliance with applicable law. It is your obligation to understand and comply with this Policy. If you have any questions about this policy, please contact Ravikant Tanuku, the Chief Executive Officer.

I.	INTRODUCTION

Our Board of Directors has adopted this Policy (1) to prevent misuse of confidential information relating to the Company and publicly traded companies with which the Company has existing or potential business relationships and (2) to promote compliance with the securities laws.

Federal and state securities laws restrict the purchase or sale of an issuer’s securities on the basis of material, nonpublic information relating to that issuer. These laws also apply to the disclosure of material, nonpublic information to others who may trade on the basis of such information. Violations of these laws can result in civil and criminal penalties. An issuer and its controlling persons may also be subject to liability if the issuer fails to take reasonable steps to prevent insider trading by its personnel.

Individuals covered by this Policy should understand the breadth of activities that constitute illegal insider trading as well as the consequences, which can be severe. The U.S. Securities and Exchange Commission (the “SEC”), the Financial Industry Regulatory Authority, Inc., the stock exchanges, and other regulatory authorities use effective methods to detect insider trading. These regulatory authorities, along with government prosecutors, vigorously pursue insider trading violations. The government has successfully pursued cases against employees and others who have committed insider trading, including for relatively small trades, through foreign accounts, or through family members and friends. In addition, an active plaintiffs bar pursues actions against individuals, often fashioned as state law fiduciary duty claims.

II.	SCOPE OF POLICY

Persons Covered. This Policy applies to all directors, officers, and employees of the Company as well as consultants and independent contractors of the Company who have access to material, nonpublic information relating to the Company or Other Relevant Issuers (as defined below).

The restrictions set forth in this Policy also apply to:

•	your family members who reside with you;

•	anyone else who lives in your household;

•
any family members who do not live in your household but whose securities transactions are directed by you or who are subject to your influence or control (such as parents or children who consult with you before they trade in securities);

•	any person to whom you have disclosed material, nonpublic information; and

•	any entity that you control.

You are responsible for confirming compliance with this Policy of any securities transaction executed or directed by you or a person or entity listed above.

Securities Covered. The prohibition on insider trading in this Policy is not limited to trading in shares of the Company’s common stock. It includes trading in any other Company securities (such as preferred stock, debentures, and bonds) as well as derivative securities. Transactions in mutual funds, exchange-traded funds, index funds, or other “broad basket” funds that own or hold the Company’s securities as one of many investments are, however, not subject to this Policy. This Policy also applies to trading in the securities of publicly traded companies with which the Company does business, such as the Company’s customers or suppliers, and those of companies that are involved in potential transactions or business relationships with the Company, including those with which the Company may be negotiating major transactions, such as a business combination or other acquisition or investment, (each such company referred to in this sentence, an “Other Relevant Issuer,” and, collectively, “Other Relevant Issuers”).

III.	STATEMENT OF POLICY

No Trading on “Material, Nonpublic Information.” Subject only to the specific exceptions in this Policy, you may not trade in Company securities, directly or indirectly, if you are aware of material, nonpublic information relating to the Company. Similarly, you may not trade in the securities of any Other Relevant Issuer if you are aware of material, nonpublic information relating to that Other Relevant Issuer that you obtained in the course of your role with the Company.

No Tipping. The Company has authorized only certain individuals to release material, nonpublic information relating to the Company. Unless you are one of these individuals, you may not communicate material, nonpublic information to others. If you are an authorized spokesperson you must make disclosure in compliance with the Company’s policies regarding the authorized disclosure of such information). In either case, you are prohibited from recommending to anyone the purchase or sale of securities when you are aware of material, nonpublic information relating to those securities that you learned in your role at the Company. This practice, known as “tipping,” also may violate the securities laws and can result in civil and criminal penalties.

No Exception for Hardship. The existence of a personal, financial emergency does not excuse you from compliance with this Policy.

IV.	DEFINITION OF MATERIAL, NONPUBLIC INFORMATION

Material Information. Information relating to an issuer is considered “material” if a reasonable investor would consider the information important in making a decision to buy, hold, or sell the issuer’s securities. Information not material to the Company may nevertheless be material to an Other Relevant Issuer (and vice versa). In addition, the same information may be material to the Company and one or more Other Relevant Issuers.

Information expected to affect an issuer’s stock price meaningfully, whether positive or negative, should be considered material.

Below is a list of common examples of information that will frequently be regarded as material to an issuer:

•	details of any potential business combination or negotiations related thereto, or any other pending or proposed merger, acquisition, tender offer, or an acquisition of significant assets;

•
material business developments with respect to a proposed business combination target (for example, the gain or loss of a substantial customer, earnings estimates or other information about a transaction that will affect the financial condition or performance of the company in a significant manner);

•	a change in management, the board of directors, or other major changes in personnel;

•	major events regarding the issuer’s securities, including the offering of additional securities;

•	actual or threatened major litigation, or the resolution of major litigation; and

•	significant cybersecurity breaches.

Other types of information also may be material; a comprehensive list is not feasible.

Nonpublic Information. Information relating to an issuer is nonpublic if the information is not generally known or available to the public. Information is considered available to the public when it has been broadly disseminated to the market—for example, in an SEC filing, like a Form 8-K, a press release, an adequately noticed publicly accessible conference call, or a publication in a widely-available newspaper or magazine—and sufficient time has elapsed to permit investors to absorb and evaluate the information. As a general rule, information almost always will be considered “public” after the completion of the second full trading day after the information has been broadly disseminated. A shorter time period may be sufficient when the applicable securities have a large market value, substantial trading activity, and an active Wall Street following.

Courts judge whether a particular item is “material” or “nonpublic” with the benefit of hindsight. You should direct questions whether information is “material” or “nonpublic” to the Company’s Chief Executive Officer.

V.	BLACKOUT PERIODS AND PRE-CLEARANCE PROCEDURES

As a prophylactic measure, the Company’s Board of Directors has adopted an Addendum to this Policy applicable to directors, officers, and other designated individuals. The Chief Executive Officer will notify you if you are not a director or officer but are subject to the Addendum.

The Addendum generally (1) prohibits covered individuals from trading in the Company’s securities during quarterly blackout periods (beginning two weeks before the end of a quarter and ending after the first full business day following the release of the Company’s earnings for that quarter) and (2) requires covered individuals to pre-clear all transactions in the Company’s securities with the Chief Executive Officer.

In addition, from time to time, the Company may be involved in activities that are material and that are known only by a limited number of individuals at the Company. If you are someone whose duties cause you to become aware of such an activity, the Chief Executive Officer may notify you of an event-specific trading restriction (commonly referred to as a “blackout period”), and you will not be permitted to trade in Company securities during the blackout period. The existence of an event-specific blackout will not be broadly announced, and you should not communicate it to anyone. Even if you are not notified of an event-specific blackout, you should not trade in Company securities when you are aware of material, nonpublic information relating to the Company.

VI.	TRANSACTIONS NOT INVOLVING A PURCHASE OR SALE

A person subject to this Policy may make a bona fide gift of securities while aware of material, nonpublic information or (if such person is subject to trading restrictions during a “blackout period” as specified under the heading “Blackout Periods and Pre-Clearance Procedures” of this Policy) during a blackout period applicable to such person, so long as the person has no reason to believe that the recipient intends to sell the Company securities (i) before the material, nonpublic information becomes public or (ii) during the blackout period. For the avoidance of doubt, the pre-clearance procedures set forth in the Addendum apply to any gifts of securities, transfers, or contributions of securities to a family trust or other entity, as well as transfers of securities among family members.

VII.	RULE 10b5-1 TRADING PLANS

General. Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”) provides an affirmative defense to allegations of insider trading liability. To be eligible to rely on the defense, the trader:

•
must buy or sell securities pursuant to a contract, instruction, or written plan for the purchase or sale of securities (each such contract, instruction, or written plan, a “Trading Plan”) that meets all applicable legal requirements of Rule 10b5-1 (such a Trading Plan, a “Rule 10b5-1 Trading Plan”);

•	must have entered into the Rule 10b5-1 Trading Plan in good faith;

•	must act in good faith with respect to the Rule 10b5-1 Trading Plan; and

•	must satisfy the other conditions of Rule 10b5-1

Transactions that are made pursuant to a valid Rule 10b5-1 Trading Plan that is approved in accordance with this Policy are permitted under this Policy.

Required Provisions of Rule 10b5-1 Trading Plans. To qualify as a Rule 10b5-1 Trading Plan, a Trading Plan for an individual covered by this Policy must satisfy the following conditions:

•
The Trading Plan must specify the amounts and prices of securities to be purchased or sold as well as the dates on which the purchases or sales are to be made (or include a written formula or algorithm, or computer program, for determining such information) or must not permit the person for whose account purchases or sales of securities will be made under the Trading Plan (such person, the “Plan Owner”) to subsequently exercise any influence over how, when, or whether to purchase or sell any securities covered by the Trading Plan (i.e. discretion on these matters is delegated to an independent third party);

•
The Trading Plan must provide for a period (a “cooling-off period”) after the adoption of the Trading Plan during which no trades may occur under the Trading Plan. For this purpose, the “adoption of a Trading Plan” includes any modification or change to the amount, price, or timing of trades under the Trading Plan. If the Plan Owner is a director or officer, the cooling-off period must expire no earlier than the later of (i) ninety (90) days following adoption of the Trading Plan or (ii) two (2) business days after the filing of the Company’s Form 10-K or Form 10-Q that includes financial results for the quarter during which the plan was adopted, subject to a maximum cooling-off period of one hundred twenty (120) days after adoption of the Trading Plan. If the Plan Owner is not a director or officer, the cooling-off period must be at least thirty (30) days after adoption of the Trading Plan; and

•	If the Trading Plan is a written plan and the Plan Owner is a director or officer of the issuer of the securities, the Trading Plan must include specified representations.

Review and Pre-Approval of Rule 10b5-1 Trading Plans and Amendments, Suspensions and Terminations. Rule 10b5-1 Trading Plans must be reviewed and approved by the Chief Executive Officer in advance of adoption. Amendments to, and suspensions or terminations of, a Rule 10b5-1 Trading Plan will be viewed in hindsight and could call into question whether prior trades under the plan benefit from the affirmative defense.  In addition, certain amendments require a cooling-off period, and certain amendments must be accompanied by representations. As a result, amendments to, and suspensions or terminations of, Rule 10b5-1 Trading Plans also must be pre-approved by the Chief Executive Officer.

Submission of Executed Copies of Rule 10b5-1 Trading Plans and Other Trading Plans. Each quarter, the Company is required to publicly disclose director and officer adoption, termination, and modification of Trading Plans for Company securities. This disclosure includes a description of the material terms of each plan (or modified plan, as applicable), including the name of the director or officer; the date of adoption, modification, or termination; the duration of the plan; and the aggregate number of securities to be purchased or sold under the plan. (The disclosure does not need to include pricing details). To facilitate compliance, directors and officers must provide the Chief Executive Officer with final executed copies of (i) Rule 10b5-1 Trading Plans for the Company’s securities, (ii) any other Trading Plans for the Company’s securities, and (ii) any amendment to any such Trading Plans, in each case within two business days of adoption. In addition, directors and officers must promptly notify the Chief Executive Officer of any termination of a Trading Plan.

VIII.	SPECIAL AND PROHIBITED TRANSACTIONS

Certain types of transactions raise heightened legal risk and the appearance of improper or inappropriate conduct, even in the absence of any material, nonpublic information. The Company’s directors and officers, consequently, may not engage in any of the following transactions:

•
Short sales. Short sales of the Company’s securities (i.e., the sale of a security that the seller does not own) typically evidence an expectation on the part of the seller that the securities will decline in value and, consequently, may signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. A “short sale against the box” is generally a short sale involving a security that the seller owns but does not deliver to the purchaser. Short sales and “short sales against the box” of the Company’s securities are prohibited by this Policy.

•
Publicly-traded options. Given the relatively short-term nature of publicly-traded options, transactions in options may create the appearance that a director or officer is trading based on material, nonpublic information or is focused on short-term performance at the expense of long-term objectives. Accordingly, transactions in put options, call options, or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy.

•
Hedging transactions. Hedging transactions can be accomplished through a variety of mechanisms, including the use of financial instruments such as prepaid variable forward contracts, equity swaps, collars, and exchange funds that are designed to reduce or eliminate the market price risk associated with ownership of the reference security. Such hedging transactions may permit a holder of Company equity securities to continue to own them without the full risks and rewards of ownership. When that occurs, the director or officer may no longer have the same objectives as the Company’s other stockholders, and, therefore, Company directors and offers are prohibited by this Policy from engaging in any derivative transactions referencing Company equity securities.

•
Margin accounts and pledges. Securities held in a margin account or pledged as collateral for a loan may be sold by the broker if an individual fails to meet a margin call or by the lender in foreclosure if an individual defaults on the loan. Because a margin or foreclosure sale that occurs when an individual is aware of material, nonpublic information or otherwise is not permitted to trade would violate this Policy, directors and officers are prohibited by this Policy from holding Company securities in a margin account or pledging Company securities as collateral for a loan.

IX.	POST-TERMINATION TRANSACTIONS

If you are aware of material, nonpublic information when your role with the Company ends, you may not trade in Company securities until that information has become public or is no longer material.

X.	UNAUTHORIZED DISCLOSURE

Maintaining the confidentiality of Company information is essential for competitive, security, and other business reasons, as well as to comply with securities laws. You should treat all information you learn about the Company or its business plans in connection with your role as confidential and proprietary to the Company. Inadvertent disclosure of confidential or inside information may expose the Company and you to significant risk of investigation and litigation.

The timing and nature of Company disclosure of material information to outsiders is subject to legal rules, the breach of which could result in substantial liability to you, the Company, and its management. Accordingly, responses to inquiries about the Company from the press, investment analysts, or others in the financial community must be made on the Company’s behalf only through authorized individuals.

XI.	PERSONAL RESPONSIBILITY

The ultimate responsibility for adhering to this Policy and avoiding improper trading rests with you. Violating the insider trading laws can result in civil and criminal sanctions. Furthermore, if you violate this Policy, the Company may take disciplinary action against you.

XII.	ADMINISTRATION OF THIS POLICY

The Company’s Chief Executive Officer, or in his absence the Chief Financial Officer, or with respect to matters involving the Company’s Chief Executive Officer, the Chief Financial Officer (the “Administrator”), shall be responsible for administration of this Policy, including the matters for which the Administrator is specifically designated herein as administering or deciding and all other matters. All determinations and interpretations by the Administrator shall be subject to review by the Audit Committee of the Board of Directors, whose determinations shall be final

XIII.	COMPANY ASSISTANCE

Your compliance with this Policy is of the utmost importance both for you and for the Company. If you have any questions about this Policy or its application to any proposed transaction, you may obtain additional guidance from the Administrator. Do not attempt to resolve uncertainties on your own, as the rules relating to insider trading are often complex, not always intuitive, and violations carry severe consequences.

Effective: January 27, 2026

Addendum to Insider Trading Policy

We have established additional procedures to assist in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading, and to avoid the appearance of improper trading. These additional procedures are applicable only to those individuals whom we have designated (and members of their immediate families and entities they control) and are subject only to the exceptions stated at the end of this Addendum.

Pre-Clearance Procedures. Directors, officers, and other persons designated as being subject to these procedures, as well as their family members and entities that they control, may not engage in any transaction in Company securities (including the gifting of Company securities) without first obtaining pre-clearance of the transaction from the Chief Executive Officer. A request for pre-clearance should be submitted to the Chief Executive Officer at least two business days in advance of the proposed transaction. The Chief Executive Officer is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction. If a person seeks pre-clearance, and permission to engage in the transaction is denied, then the requestor must refrain from initiating any transaction in Company securities and should not inform any other person of the restriction.

When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material, nonpublic information and should describe fully relevant information to the Chief Executive Officer. If applicable, the requestor should be prepared to file a Form 4 for the proposed transaction and to comply with SEC Rule 144, including filing a Form 144, if necessary. Clearance of a transaction is valid for no more than the five (5) business day period immediately following receipt by the requestor of such clearance.

Quarterly Trading Restrictions. Directors, officers, and other persons designated by the Chief Executive Officer as subject to this restriction, as well as their family members and entities that they control, may not trade Company securities during a “Blackout Period” beginning two weeks prior to the end of each fiscal quarter and ending after the first business day following the date of the public release of our earnings results for that quarter. In other words, these persons may only conduct transactions in securities during the “Window Period” beginning on the first business day following the public release of the Company’s quarterly earnings and ending two weeks prior to the close of the next fiscal quarter and, during that period, only if not subject to a matter-specific blackout or otherwise in possession of material, nonpublic information.

Event-Specific Trading Restriction Periods. From time to time, an event may occur that is material to the Company and is known by only a limited group of directors, officers, or employees. So long as the event remains material and nonpublic, directors, officers, and the individuals designated by the Chief Executive Officer as subject to this restriction, as well as their family members and entities they control, may not trade in Company securities. In addition, our financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Chief Executive Officer, directors, officers, and designated individuals should refrain from trading in Company securities even sooner than the typical Blackout Period described above. In that situation, the Chief Executive Officer may, without disclosing the reason for the restriction, notify these persons that they should not trade in Company securities. The existence of an event-specific trading restriction or extension of a Blackout Period will not be communicated widely within the Company, and you should not communicate the restriction or extension to any other person. Even if the Chief Executive Officer has not designated you as a person who should not trade due to an event-specific restriction, you should not trade while aware of material, nonpublic information. Exceptions (other than those stated below) will not be granted during an event-specific trading restriction period.

Exceptions. The quarterly trading restrictions and event-driven trading restrictions do not apply to those transactions to which this Policy does not apply, as described in this Policy under the headings “Transactions Under Company Benefit Plans” and “Transactions Not Involving a Purchase or Sale.” Further, the requirement for pre-clearance, the quarterly trading restrictions, and event-specific trading restrictions do not apply to transactions conducted pursuant to approved Rule 10b5-1 Trading Plans, described under the heading “Rule 10b5-1 Trading Plans.”